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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-114337) and related Prospectus of Cenveo Corporation for the registration of $320,000,000 of 7 7/8% Senior Subordinated Notes due 2013 and to the incorporation by reference therein of our report dated February 4, 2004, except for Note 19, as to which the date is February 23, 2004, with respect to the financial statements and schedules of Mail-Well, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission and in its Annual Report to Shareholders.

                                       Ernst & Young LLP

Denver, Colorado
June 4, 2004